Exhibit 4.36

INDIA NON JUDICIAL

Government of National Capital Territory of Delhi

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सत्यमेव जयते

Certificate No.	:	IN-DL60767753278616R
Certificate Issued Date	:	22-Mar-2019 03:11 PM
Account Reference	:	IMPACC (IV)/ dl959703/ DELHI/ DL-DLH
Unique Doc. Reference	:	SUBIN-DLDL95970322787839762983R
Purchased by	:	INTERGLOBE TECHNOLOGY QUOTIENT PVT LTD
Description of Document	:	Article 5 General Agreement
Property Description	:	Not Applicable
Consideration Price (Rs.)	:	0 (Zero)
First Party	:	INTERGLOBE TECHNOLOGY QUOTIENT PVT LTD
Second Party	:	OTHER
Stamp Duty Paid By	:	INTERGLOBE TECHNOLOGY QUOTIENT PVT LTD
Stamp Duty Amount(Rs.)	:	50 (Fifty only)

Please write or type below this line

ADDENDUM NO. 1 TO SUBSCRIBER AGREEMENT DATED 1ST FEBRUARY, 2021

This Addendum No. 1 ("**Addendum**") is signed on the 30th September 2021 ("**Effective Date**") between **InterGlobe Technology Quotient Private Limited**, having its operational office at 6th Floor, Tower 6, Candor Techspace, Sector 48, Tikri (SEZ), Gurugram – 122 018 ("**ITQPL**") and **Yatra Online Private Limited**, having its registered office at B2, 101, First

Floor, Marathon Innova, Marathon Nextgen Complex, Off. Ganpatrao Kadam Marg, Lower Parel West, Mumbai – 400013, Maharashtra ("**Yatra**").

As the context may require ITQPL and Yatra are hereinafter collectively referred to as the "**Parties**" and individually as a "**Party**".

WHEREAS:

A. The Parties hereinabove had entered into the Subscriber Agreement dated 1st February, 2021 (the "**Agreement**") pursuant whereof ITQPL is providing access of Galileo System to Yatra; and

B. However, now the Parties have entered into a revised commercial understanding and the Parties now wish to amend the said Agreement to capture the said revised commercial understanding between the Parties.

NOW THEREFORE, the Parties hereto have entered into this Addendum on the following terms and conditions:

1. Words and expressions used herein and not defined in this Addendum but defined in the Agreement shall have the same meaning as respectively assigned to them in the Agreement.

2. With effect from the Effective Date, the terms and conditions set forth herein shall become an integral part of the Agreement.

3. Pursuant to and in accordance with the applicable provisions of the Agreement, the following provisions of the Agreement are hereby amended and restated as hereinafter set forth with effect from the Effective Date.

   i. Clause 4.3 of the Agreement is hereby replaced from the Effective Date with the following:

   Payment of Loyalty Incentives: The Loyalty Incentives shall be paid by ITQPL on a quarterly basis, against invoice from Yatra, subject to withholding of taxes, as applicable. Notwithstanding anything contained in this Agreement, in the event that ITQPL is not paid any booking fees for any Segments due to reasons that are outside the control of ITQPL, then ITQPL shall not pay any Loyalty Incentives to Yatra for such Segments; provided that ITQPL provides documentary proof for the same. Dollar rate settlement shall be done as per the SBI TT Buying rate prevailing on the last day of the quarter for which the Loyalty Incentives are being paid. The Loyalty Incentives under this Agreement for the period from 1st October 2020 to 31st March 2021 ("**Initial Period**") will be paid to Yatra based on the condition of achieving the Percentage Target Segment during the period starting from 1st October 2020 to 31st January 2022. In case of failure to achieve Percentage Target Segment during aforesaid period, Yatra will not be entitled for Loyalty Incentives for the Initial Period.

4. The Agreement is amended only to the extent specifically set forth herein. All other terms and conditions in the Agreement shall remain in full force and effect and shall not

be superseded by this Addendum. In the event of a conflict between the terms and conditions of this Addendum and those contained in the Agreement, the terms and conditions of this Addendum shall prevail.

5. This Addendum, including the Agreement of which it is a part, is the complete agreement between the Parties with respect to the subject matter of this Addendum and supersedes all prior understandings and/ or agreements, oral or written, between the Parties.

6. This Addendum shall be governed by the same provisions on notices, confidentiality, term and termination, dispute resolution, assignment as the Agreement.

7. This Addendum may be executed in two counterparts, each of which taken together shall constitute a single instrument.

IN WITNESS WHEREOF, the Parties hereto have executed this Addendum on the date first above written.

SIGNED, DECLARED AND DELIVERED BY

For & On Behalf of InterGlobe Technology Quotient Private Limited	**For & On Behalf of Yatra Online Private Limited**
Name: Sandeep Dwivedi	**Name:**
Designation: Chief Operating Officer	**Designation:**